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                                EXHIBIT 3(i)(b)


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            PROCARE INDUSTRIES, LTD.

         The undersigned, being the president of ProCare Industries, Ltd. (the "Company") and being duly authorized by the Board of Directors hereby certifies that:

         FIRST: The Company Certificate of Incorporation is hereby amended to read as follows:

         Article I is hereby amended to read as follows:

The name of the Corporation is DUCT Utility Construction & Technologies, Inc.

         The foregoing amendment was authorized and adopted by resolution of the Board of Directors and approved by the shareholders owning a majority of the issued and outstanding shares of stock of the Company pursuant to a written consent of the shareholders in lieu of a meeting on June 11, 2001. The number of votes cast by the shareholders was sufficient for approval.

         THIRD: The effective date of this Certificate of Amendment to the Articles of Incorporation shall be effective upon filing with the Secretary of State.

         IN WITNESS WHEREOF the undersigned have submitted these Certificate of Amendment to the Articles of Incorporation and affirm the same as true under penalties of perjury this 18th day of June 2001.



                                        /S/  RANDALL A. DREW
                                        ----------------------------------------
                                        Randall A. Drew, Chief Executive Officer